EXHIBIT 99.20


    Premier Laser Systems Furloughs 54 Employees; Hires Financial Consultant

IRVINE, Calif., Feb. 16 /PRNewswire/ -- Premier Laser Systems, Inc. (Nasdaq:
PLSIA) announced today that it has placed 54 of its 80 employees on temporary unpaid leave in order to address short term liquidity issues, and that it has hired Newport Beach, CA-based Crossroads LLC to assist the Company in identifying and assessing strategic and financial alternatives.

Premier Laser President and CEO Michael J. Quinn commented, "We believe the Company has three principal assets: its experienced workforce, its intellectual property and its products. We regret having to take this step but found it unavoidable under the circumstances. We have retained Crossroads to identify the best strategy for preserving and enhancing the value of the Company for the benefit of all of our stakeholders, including our employees."

Premier Laser Systems develops, manufactures and markets diagnostic and therapeutic products for the eyecare, dentistry and surgical markets including lasers, fiber optic delivery systems and associated products for a variety of applications.

Headquartered in Newport Beach, California, Crossroads provides financial advisory and operational consulting to public and private companies across a variety of industry groups. It has offices in Newport Beach, New York City, Dallas and Stamford, CT.

The statements in this release that relate to future events or performance and statements about growth are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to the development of markets for and commercial acceptance of the company's products and services, the availability of components, competitors' product introductions and other risks identified in the company's SEC filings. Actual results may differ from those described in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

CONTACT: investors, Robert Mahoney, Chief Financial Officer of Premier Laser Systems, Inc., 949-859-0656; or media, Cathy Allen of Allen & Caron Inc., 949-474-4300, for Premier Laser Systems.